Exhibit 99.1

Jerash Holdings to Announce Fiscal 2020 Full Year Results on June 29

Fairfield, New Jersey – June 24, 2020 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company”) announced that it will release financial results for its fiscal year ended March 31, 2020 on Monday, June 29, 2020 before the market opens. The Company will subsequently conduct a conference call and webcast to review its results at 9:00 a.m. Eastern Time.

Interested parties can access the conference call by dialing +1-862-298-0850. The conference ID is 35317. Callers should dial in at least 5 minutes prior to the conference call start time.

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. The webcast archive replay will be available approximately two hours after conclusion of the live call.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, New Balance, G-III, VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, etc.). Its production facilities comprise four factory units, one workshop, and three warehouses and it currently employs approximately 4,000 people. The total annual capacity at its facilities was approximately 8.0 million pieces as of March 31, 2020. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact Information:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com